Exhibit 99.1

AWARD-WINNING PRODUCER DOUG GRAU TO SPEARHEAD CREATION OF AMERICAN REBEL PRODUCTIONS, A NEW CONTENT ARM OF AMERICAN REBEL HOLDINGS, INC.

NASHVILLE, TN, July 10, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), the creator of American Rebel Beer ( americanrebelbeer.com ) and a leading designer and marketer of branded safes, personal security products, and patriotic apparel, today announced plans to expand its brand platform through the formation of a new wholly owned subsidiary, American Rebel Productions, LLC.

As part of this strategic initiative, the Company has entered into a professional services agreement with Award-winning producer and music industry veteran Doug Grau, who will serve as a strategic advisor to CEO Andy Ross. Grau will assist in developing a business strategy for the new division, which will focus on content creation and brand storytelling aligned with the Company’s patriotic mission. Upon formal establishment of the subsidiary, Grau is expected to serve as its initial President.

Doug Grau, a veteran music industry executive and original co-founder of American Rebel Holdings, Inc., has played a key role in the Company’s early brand development and creative direction. His longstanding collaboration with CEO Andy Ross helped shape the Company’s identity as “America’s Patriotic Brand.”

From Song to Brand: The Origin of American Rebel

Grau and Ross have completed three albums together and have begun recording a fourth studio album. Ross’s three released albums – You Ain’t Seen Crazy Yet (2011), Cold Dead Hand (2013), and Time to Fight (2016) – benefited from Grau’s 40+ years of music industry experience. The first completed track for Time to Fight was the single “American Rebel,” a song that would become far more than just a title.

The message and energy behind “American Rebel” were immediately recognized as more than a song – it was a mission statement. That moment sparked the founding of American Rebel Holdings, Inc. in 2014, grounded in the belief that the song embodied the values, spirit, and lifestyle of a patriotic American brand. The company was built around that vision, transforming a powerful anthem into a multifaceted business rooted in patriotism and the unwavering belief in chasing the American dream.

Grau and Ross recently completed a new video for Ross’s single “I Stand For You.” The video was filmed during Ross’s recent concert celebrating the 250 th birthday of the United States Army. Watch the video by clicking here.

Doug Grau’s Industry Legacy

Grau brings over four decades of experience in entertainment and media. He spent 15 years at Warner Bros. Nashville (1983–1998), where he was instrumental in developing the careers of artists such as Travis Tritt, Little Texas, David Ball, Jeff Foxworthy, and Bill Engvall. He also produced the original Blue Collar Comedy Tour LIVE CD featuring Foxworthy, Engvall, Larry the Cable Guy, and Ron White. In 2002, Grau produced the video and audio recording of the Statler Bros. Farewell Concert , which aired nationally on PBS and earned an RIAA Gold DVD award. He later published Statler Bros: Random Memories in 2008, co-written by founding members Harold and Don Reid.

In conjunction with this transition, Grau has agreed to officially step down from his current roles as President and Interim Principal Accounting Officer of American Rebel Holdings, Inc. As planned, Darin Fielding will assume the role of Principal Accounting Officer, and Corey Lambrecht, the Company’s current Chief Operating Officer, will take on the additional role of President. These leadership changes are designed to align the Company’s executive structure with its strategic growth initiatives and operational priorities.

Expanding the Brand Through Content

American Rebel Productions will be tasked with developing original content that amplifies the Company’s patriotic identity and connects with its growing customer base. CEO Andy Ross emphasized the importance of this next phase:

“We’ve always believed in the power of storytelling to build loyalty around the American Rebel brand. This planned new venture will allow me to continue working directly with Doug to leverage his exceptional talent and decades of experience in content creation. Together, we’ll amplify our message, elevate our brand, and ensure that everything we produce resonates deeply with our customers and reinforces the patriotic values at the heart of American Rebel.”

Strategic Growth and Diversification

The formation of American Rebel Productions reflects the Company’s broader strategy to diversify its revenue streams and deepen customer engagement. By leveraging media and entertainment, American Rebel Holdings, Inc. aims to enhance brand visibility and support the growth of its core product lines, including American Rebel Light Beer, branded safes, and patriotic apparel. In addition, the Company will continue to pursue strategic licensing opportunities that align with its brand values and expand its reach into complementary markets.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) is a designer, manufacturer, and marketer of branded safes, personal security and self-defense products, and patriotic apparel. The Company recently expanded into the beverage industry with the launch of American Rebel Light Beer. Learn more at americanrebelbeer.com. For investor information, visit americanrebel.com/investor-relations.

Watch the story behind American Rebel as told by CEO Andy Ross: The American Rebel Story

Media Contact:

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Investor Relations: info@americanrebel.com | ir@americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.